Exhibit 10.02(q)

EQT CORPORATION

2012 EXECUTIVE PERFORMANCE INCENTIVE PROGRAM

EQT CORPORATION (the “Company”) hereby establishes this EQT CORPORATION 2012 EXECUTIVE PERFORMANCE INCENTIVE PROGRAM (the “Program”), in accordance with the terms provided herein.

WHEREAS, the Company maintains certain long-term incentive award plans including the EQT Corporation 2009 Long-Term Incentive Plan (the “2009 Plan”) for the benefit of its directors and employees, of which the Program is a subset; and

WHEREAS, in order to further align the interests of executives and key employees with the interests of the shareholders, the Company desires to provide long-term incentive benefits through the Program, in the form of awards qualifying as “Performance Awards” under the 2009 Plan.

NOW, THEREFORE, the Company hereby provides for incentive benefits for executives and key employees of the Company and adopts the terms of the Program on the following terms and conditions:

Section 1.  Purpose.  The main purpose of the Program is to provide long-term incentive opportunities to executives and key employees to further align their interests with those of the Company’s shareholders and with the strategic objectives of the Company.  Awards granted hereunder may be earned by achieving relative performance levels against a pre-determined peer group, are forfeited if defined performance levels are not achieved and are subject to negative adjustment if, among other things, certain other performance measures are not attained.  By placing a portion of the employee’s compensation at risk, the Company has an opportunity to reward exceptional performance or reduce the compensation opportunity when performance does not meet expectations.  As a subset of the 2009 Plan, this Program is subject to and shall be governed by the terms and conditions of the 2009 Plan.  Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the 2009 Plan.  The Share Units (as defined in Section 4 below) granted under this Program are intended to meet the performance-based compensation exemption under Section 162(m) of the Code.

Section 2.  Effective Date.  The effective date of this Program is January 1, 2012.  The Program will remain in effect until the earlier of December 31, 2014 or the closing date of a Change of Control event defined in Section 5 unless otherwise amended or terminated as provided in Section 17 (“Termination Date”).

Section 3.  Eligibility.  The Chief Executive Officer of the Company (the “CEO”) shall, in his or her sole discretion, select the employees of the Company who shall be eligible to participate in the Program from those individuals eligible to participate in the 2009 Plan.  The CEO’s selections will become participants in the Program (the

“Participants”) only upon approval by the Committee, comprised in accordance with the requirements of the 2009 Plan, to the extent such individuals are, or are expected to be, Covered Employees.  In the event that an employee is hired by the Company during the Performance Period, as defined below, the CEO shall, in his or her sole discretion, determine whether the employee will be eligible to participate in the Program, provided that the Committee must approve all new participants to the Program who are Covered Employees; provided further that, individuals who are Covered Employees may only become eligible during the first 90 days of the Performance Period.

Section 4.  Performance Incentive Share Unit Awards.  Awards under the Program are designated in the form of performance incentive share units (as adjusted from time to time in accordance with Section 12, the “Share Units”), which are awards to be settled in stock, the amount per unit of which is determined by reference to one share of the Company’s Common Stock.  Upon being selected to participate in the Program, each Participant shall be awarded a number of Share Units, which award shall be proposed by the CEO and approved by the Committee.  Unless otherwise indicated herein in a particular context, the term “Share Units” includes any Dividend Units accumulated with respect to an award of Share Units, as provided in Section 12.

The Share Units shall be held in book entry form by the Company until settled as described herein.  Share Units do not represent actual shares of stock.  A Participant shall have no right to exchange the Share Units for cash, stock or any other benefit and shall be a mere unsecured creditor of the Company with respect to such Share Units and any future rights to benefits.

Section 5.  Performance Conditions.  Subject to Section 7, the amount to be distributed to a Participant will be based on the following performance conditions (the “Performance Conditions”): (i) the Company’s total shareholder return relative to the peer group’s (Attachment A) total shareholder return calculated as described in (a) below  for the period of January 1, 2012 to the earlier of December 31, 2014 or the Termination Date (the “Performance Period”) and (ii) the Company’s cash flow per share calculated as described in (b) below, for the Performance Period.

(a)       Total Shareholder Return.  For purposes of this Program, total shareholder return will be calculated as follows:

Step 1

The “Beginning Point” for the Company and each company in the peer group is defined as one share of common stock with a value equal to the average closing stock price as reported in the Nationally Recognized Reporting Service for the ten (10) consecutive business day period ending on and including the date of the commencement of the Performance Period, for each company.  All references in this Program to the “Nationally Recognized Reporting Service” shall be references to either the print or electronic version of a nationally recognized publication that reports the daily closing stock price of the Company and each member of the peer group.

Step 2

Dividends paid for each company from the beginning of the Performance Period will be cumulatively added to the Beginning Point as additional shares of such company’s common stock.  The closing price on the last business day of the month in which the record date for the dividend occurs will be used as the basis for determining the number of shares to be added.  The resulting total number of shares accumulated during the Performance Period is referred to as the Total Shares Held at Ending Point.

Step 3

Except as provided in the following sentence, the “Ending Point” for each company in the peer group is defined as Total Shares Held at Ending Point for that company times the average of the closing price of such company’s common stock as reported in the Nationally Recognized Reporting Service for the last ten (10) business days of the Performance Period for that company.  In the event of a change of control (as then defined in the 2009 Plan) of the Company (a “Change of Control”), the “Ending Point” for each company in the peer group is defined as Total Shares Held at Ending Point for that company times the average of the closing price of such company’s common stock as reported in the Nationally Recognized Reporting Service for the ten (10) business days preceding the closing of the Change of Control transaction.

Step 4

Total Shareholder Return (“TSR”) will be expressed as a percentage and is calculated by dividing the Ending Point by the Beginning Point and then subtracting 1 from the result.  Each company including the Company will be ranked in descending order by the TSR so calculated.

If (a) any company in the peer group announces during the Performance Period that it has entered into an agreement that shall cause its common stock to cease to be publicly traded and does not announce during such period a termination of such agreement or (b) the common stock of any company in the peer group ceases to be publicly traded during the Performance Period, such company shall be assigned a TSR value of negative 100% for purposes of the Program.

(b)      Cash Flow per Share.  For purposes of this Program, the Company’s cash flow per share (“Cash Flow per Share”) shall be calculated by dividing (i) Annual Operating Cash Flow (as defined below) by (ii) Annual Diluted Common Shares Outstanding.

Annual Operating Cash Flow is the Company’s aggregate net cash provided by operating activities excluding changes in operating assets and liabilities during the Performance Period (as reported in the Company’s Form 10-Qs (for partially completed years in the event of a Change of Control) and 10-Ks (for fully completed years)), adjusted to reflect a fixed natural gas price of $4.00 per Mcf for the Performance Period.

Annual Diluted Common Shares Outstanding is the Company’s aggregate diluted common shares outstanding as of the end of each year in the Performance Period (as reported in the Company’s Form 10-Qs (for partially completed years in the event of a Change of Control) and 10-Ks (for fully completed years)).

In the event of a Change of Control on or prior to December 31, 2014, the Cash Flow per Share shall be calculated based upon the number of calendar quarters actually completed prior to the closing date of the Change of Control.

(c)       Application of Performance Condition and Negative Adjustment.  A Participant’s “Awarded Value” shall be calculated by multiplying (A) the sum of such Participant’s Share Units, by (B) the Payout Multiple identified on the payout matrix (Attachment B) that corresponds to the Company’s TSR ranking and Cash Flow per Share performance on the payout matrix for the Performance Period  by (C) the closing price of the Company’s Common Stock at the end of the Performance Period or, in the case of a Change of Control, the average of the closing price of the Company’s Common Stock for the ten (10) business days preceding the Change of Control transaction, in each case as reported in the Nationally Recognized Reporting Service.   Share Units will be cumulatively credited with cash dividends that are paid on the Company’s Common Stock on or after January 1, 2012 in the form of additional Share Units, which shall be referred to as the “Dividend Units.”  These Dividend Units shall be deemed to have been purchased on the last business day of the month in which the record date for the dividend occurs, using the closing stock price for the Company as reported in the Nationally Recognized Reporting Service.

Payments under the Program are expressly contingent upon achievement of the Performance Conditions.

Section 6.  Issuance and Distribution.  Subject to Section 7 and except as provided in the remainder of this Section 6, each Participant’s Awarded Value will be distributed in stock no later than March 15, 2015.  Subject to Section 7, in the event of a Change of Control, the Awarded Value will be distributed in stock on the closing date of the transaction.  Notwithstanding the foregoing, to the extent required under Section 409A of the Code or the regulations thereunder, no distributions may be made earlier than the time permitted under such regulations to any affected Participant.  Notwithstanding the first sentence of this Section 6, the Committee may determine, in its discretion and for any reason, that the Awarded Value will be issued in whole or in part in cash.  If a Participant receives payment in the form of Company stock, the number of shares of stock shall be based on the closing price of the Company’s stock (or, in the case of a Change of Control,  the value per share of Common Stock distributed to holders of the Company’s Common Stock) at the Termination Date.  The maximum amount payable to any one Participant under the Program with respect to any one calendar year within the Performance Period shall be the amount set forth and as calculated in the 2009 Plan with respect to Performance Awards, which limit has been approved by the shareholders of the Company.  No elections shall be permitted with respect to the timing of any payments.   The Awarded Value paid to Participants hereunder, including any shares of stock or cash transferred to Participants and any cash or other benefit acquired upon the sale of stock acquired hereunder, shall be subject to the terms and conditions of any compensation recoupment policy adopted from time to time by the Board of Directors of the Company (the “Board”) or any committee of the Board, to the extent such policy is applicable to this Program.

Section 7.  Change of Status; Overall Limit.  In making decisions regarding employees’ participation in the Program and the extent to which awards are payable in the case of an employee whose employment ceases prior to payment, the Committee may consider any factors that it may consider relevant.  Unless otherwise determined by the Committee, the following shall apply in the case of a Participant whose employment ceases prior to payment of the Awarded Value:

(a)       Retirement and Resignation.  Unless the Participant remains on the Board of Directors of the Company following such termination of employment, Share Units shall be forfeited.  If a Participant’s employment is terminated voluntarily or involuntarily without fault on the Participant’s part (including retirement) and the Participant remains on the Board of Directors of the Company following such termination of employment, then notwithstanding any prior agreement to the contrary (including an agreement to enter into a form of an executive alternative work arrangement) the Participant shall retain all of his or her Share Units, contingent upon achievement of the Performance Conditions set forth in Section 5, for as long as the Participant remains on the Board, in which case any references herein to such Participant’s employment shall be deemed to include his or her continued service on the Board.

(b)      Death and Disability.  Share Units shall be retained by the Participant or his or her estate or beneficiary, contingent upon achievement of the Performance Conditions set forth in Section 5, as follows, and the remainder shall be forfeited:

Date of Death or Disability	Percent Retained

Prior to January 1, 2013	0%
January 1, 2013 – December 31, 2013	25%
January 1, 2014 – December 31, 2014	50%

(c)       Termination.  If the termination is for reasons of misconduct, failure to perform, or other cause, Share Units shall be forfeited.  If the termination is due to reasons such as reorganization, and not due to the fault of the employee, the employee will retain his or her Share Units, contingent upon achievement of the Performance Conditions set forth in Section 5, as follows, and the remainder shall be forfeited:

Termination Date	Percent Retained

Prior to January 1, 2013	0%
January 1, 2013 – December 31, 2013	25%
January 1, 2014 – December 31, 2014	50%

(d)      Change of Position.  A Participant whose position within the Company changes to a non-Program eligible position as determined by the Committee but who remains employed through the date of payment of the Awarded Value will retain his or her Share Units, contingent upon achievement of the Performance Conditions set forth in Section 5, as follows, and the remainder shall be forfeited:

Change of Position Date	Percent Retained

Prior to January 1, 2013	0%
January 1, 2013 – December 31, 2013	25%
January 1, 2014 – December 31, 2014	50%

In such events, any Share Units that are retained shall be payable at the time specified in Section 6 except that, in the event such amounts are conditioned upon a separation from service and not compensation the Participant could receive without separating from service, then no such payments may be made to a Participant who is a “specified employee” under Section 409A of the Code until the first day of the seventh month following the Participant’s separation from service.  Notwithstanding any other provisions of the Program, Participants shall have no vested rights to any Share Units prior to payment.

Section 8.  Responsibilities of the Committee.  The Committee has responsibility for all aspects of the Program’s administration, including:

•                Determining and certifying in writing, the extent to which the Performance Conditions have been achieved prior to any payments under the Program,

•                Ensuring that the Program is administered in accordance with its provisions,

•                Approving Program Participants,

•                Authorizing Share Unit awards to Participants,

•                Adjusting Share Unit awards  to account for extraordinary events,

•                Ruling on any disagreement between Program Participants, Company management, Program administrators, and any other interested parties to the Program, and

•                Maintaining final authority to amend, modify or terminate the Program at any time.

The interpretation and construction by the Committee of any provisions of the Program or of any adjusted Share Units shall be final.  No member of the Committee shall be liable for any action or determination made in good faith on the Program or any Share Units thereunder.  The Committee may designate another party to administer the Program, including Company management or an outside party to the extent permitted under Code Section 162(m).  All conditions of the Share Units must be approved by the Committee.  As early as practicable prior to or during the Performance Period, the Committee shall approve the number of Share Units to be awarded to each Participant.  The associated terms and conditions of the Program will be communicated to Participants as close as possible to the date an award is made.  The Participants will sign and return a participant agreement to the Committee.

Section 9.  Tax Consequences to Participants.  It is intended that:  (i) until the Performance Conditions are satisfied, a Participant’s right to payment for an award under this Program shall be considered to be subject to a substantial risk of forfeiture in accordance with those terms as defined or referenced in Sections 83(a), 409A and 3121(v)(2) of the Code; (ii) the Awarded Value shall be subject to employment taxes only upon the satisfaction of the Performance Conditions; and (iii) until the Awarded Value is actually paid to the Participant, the Participants shall have merely an unfunded, unsecured promise to be paid the benefit, and such unfunded promise shall not consist of a transfer of “property” within the meaning of Code Section 83.  It is further intended that Participants will not be in actual or constructive receipt of compensation with respect to the Share Units within the meaning of Code Section 451 until the Awarded Value is paid.

Section 10.  Nonassignment.  A Participant shall not be permitted to assign, alienate or otherwise transfer his or her Share Units and any attempt to do so shall be void.

Section 11.  Impact on Benefit Plans.  Payments under the Program shall not be considered as earnings for purposes of the Company’s qualified retirement plans or any such retirement or benefit plan unless specifically provided for and defined under such plans.  Nothing herein shall prevent the Company from maintaining additional compensation plans and arrangements, provided however that no payments shall be made under such plans and arrangements if the effect thereof would be the payment of compensation otherwise payable under this Program regardless of whether the Performance Conditions were attained.

Section 12.  Successors; Changes in Stock.  The obligation of the Company under the Program shall be binding upon the successors and assigns of the Company.  If a dividend or other distribution shall be declared upon the Company’s Common Stock payable in shares of Company Common Stock, each Participant’s Share Units shall be adjusted by adding thereto the number of shares of Company Common Stock that would have been distributable thereon if such units had been actual Company shares and outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend or distribution.  In the event of any spin-off, split-off or split-up, or dividend in partial liquidation, dividend in property other than cash or Company Common Stock, or extraordinary distribution to shareholders of the Company’s Common Stock, each Participant’s Share Units shall be appropriately adjusted to prevent dilution or enlargement of the rights of Participants that would otherwise result from any such transaction, provided such adjustment shall be consistent with Section 409A of the Code.

In the case of a Change of Control, any obligation under the Program shall be handled in accordance with the terms of Section 6 hereof.  In any case not constituting a Change of Control in which the Company’s Common Stock is changed into or becomes exchangeable for a different number or kind of shares of stock or other securities of the Company or another corporation, or cash or other property, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then (i) the Awarded Value shall be calculated based on the closing price of such common stock on the closing date of the transaction on the principal market on which such common stock is traded, and (ii) there shall be substituted for each Share Unit constituting an award, the number and kind of shares of stock or other securities (or cash or other property) into which each outstanding share of the Company’s Common Stock shall be so changed or for which each such share shall be exchangeable.  In the case of any such adjustment, the Share Units shall remain subject to the terms of the Program.

Section 13.  Dispute Resolution.  The Participant may make a claim to the Committee with regard to a payment of benefits provided herein.  If the Committee receives a claim in writing, the Committee must advise the Participant of its decision on the claim in writing in a reasonable period of time after receipt of the claim (not to exceed 120 days).  The notice shall set forth the following information:

(a)       The specific basis for its decision,

(b)      Specific reference to pertinent Program provisions on which the decision is based,

(c)       A description of any additional material or information necessary for the Participant to perfect a claim and an explanation of why such material or information is necessary, and

(d)      An explanation of the Program’s claim review procedure.

Section 14.  Applicable Law.  This Program shall be governed by and construed under the laws of the Commonwealth of Pennsylvania without regard to its conflict of law provisions.

Section 15.  Severability.  In the event that any one or more of the provisions of this Program shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 16.  Headings.  The descriptive headings of the Sections of this Program are inserted for convenience of reference only and shall not constitute a part of this Program.

Section 17.  Amendment or Termination of this Program.  This Program may be amended, suspended or terminated by the Company at any time upon approval by the Committee and following a determination that the Program is no longer meaningful in relation to the Company’s strategy.  Any suspension or termination shall automatically cause a Termination Date effective as of the date of the Committee’s approval.  Notwithstanding the foregoing, (i) no amendment, suspension or termination shall adversely affect a Participant’s rights to his or her award after the date of the award; provided, however, that to the extent an award is determined with respect to a Termination Date, including a Termination Date pursuant to the preceding sentence, Participants’ rights to awards are deemed not to be adversely affected thereby, and the Company may amend this Program from time to time without any participant’s consent to the extent deemed necessary or appropriate, in its sole discretion, to effect compliance with Sections 409A or any other provision of the Code, including regulations and interpretations thereunder, which amendments may result in a reduction of benefits provided hereunder and/or other unfavorable changes to participants, (ii) no amendment may alter the time of payment as provided in Section 6 of the Program, and (iii) no amendment may be made following a Change of Control.

Attachment A

2012 Executive Performance Incentive Program

Peer Group

CABOT OIL & GAS CORP

CHESAPEAKE ENERGY CORP

CIMAREX ENERGY CO

CONSOL ENERGY, INC

ENERGEN CORP

EOG RESOURCES INC

EXCO RESOURCES INC

MARKWEST ENERGY PARTNERS LP

MDU RESOURCES GROUP INC

NATIONAL FUEL GAS CO

NSTAR ELECTRIC CO

ONEOK INC

PENN VIRGINIA CORP

PIONEER NATURAL RESOURCES CO

PLAINS EXPLORATION & PRODUCTION CO

QUESTAR CORP

QUICKSILVER RESOURCES INC

RANGE RESOURCES CORP

SEMPRA ENERGY

SM ENERGY

SOUTHWESTERN ENERGY CO

SPECTRA ENERGY CORP

ULTRA PETROLEUM CORP

WHITING PETROLEUM CORPORATION

WILLIAMS COMPANIES INC

Attachment B

2012 Executive Performance Incentive Program

Payout Matrix

		Payout Factor
Cumulative Cash Flow per Share*	$27.49 (30% Compounded Annual Growth)	.75	1.00	1.50	2.00	2.40	2.60	2.80	3.00
	$23.15 (20% Compounded Annual Growth)	.55	.95	1.35	1.75	2.15	2.35	2.55	2.75
	$21.16 (15% Compounded Annual Growth)	.30	.70	1.10	1.50	1.90	2.10	2.30	2.50
	$19.30 (10% Compounded Annual Growth)	.00	.20	.60	1.00	1.40	1.60	1.80	2.00
	Less than $15.90 (2011 Forecast)	.00	.00	.00	.50	.90	1.10	1.30	1.50
		26-24	23-21	20-18	17-14	13-11	10-8	7-5	4-1
		Total Shareholder Return Rank

•                Payout Factor shall be interpolated between stated levels of Cumulative Cash Flow per Share.